Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

(678) 443-6511

Herman M. Schwarz        President & Chief Executive Officer

Aegis Communications Group Reports Second Quarter 2003 Results

IRVING, TEXAS — August 14th, 2003 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, reported its results for the second quarter of 2003.

REVENUES

Total revenues from continuing operations generated during the quarter ended June 30, 2003 were $36.6 million as compared to $33.1 million in the second quarter of 2002, an increase of $3.5 million or 10.6%.  For the six months ended June 30, 2003 revenues were $77.0 million, 4.8% higher than the $73.5 million of revenue generated during the prior year comparable period.  The increase in revenues versus the three and six months ended June 30, 2002 was driven primarily by expansion of work from existing clients.

OPERATING LOSS

Operating loss for the second quarter of 2003 was $1.5 million as compared to an operating loss of $6.2 million in the second quarter of 2002.  For the six months ended July 30, 2003 the Company generated an operating loss of $3.5 million as compared to an operating loss of $7.2 million for the six months ended June 30, 2002.  The decline in operating loss over the quarterly comparative period of a year ago is primarily attributable to the decrease in selling, general and administrative expenses that centered around reducing labor and associated employee benefit costs, and other overhead costs as part of our cost reduction efforts.

“Although we are pleased with our comparative revenue growth, we recognize that the improvement is more a function of strengthening our existing client relationships than adding new clients.  The new programs we have introduced in the past nine months have not developed at the pace we had expected.  In an effort to preserve cash and service our debt levels, we introduced an additional round of significant cost reduction actions during the second quarter, which has generated the improvement in our operating loss performance.  We continue to face the challenges presented by a soft economy, restructuring client segments and aggressive offshore competition,” stated Herman Schwarz, the Company’s President and Chief Executive Officer.

NET LOSS

The Company incurred a net loss available to common stockholders of $5.0 million, or $0.10 per common share, for the quarter ended June 30, 2003.  During the prior year comparable quarter, the

Aegis Reports Second Quarter 2003 Results

Company incurred a net loss available to common stockholders of approximately $10.4 million, or $0.20 per common share.  For the six months ended June 30, 2003 the Company generated a net loss available to common stockholders of $9.9 million, or $0.19 per common share, as compared to $57.7 million or $1.10 per common share for the six months ended June 30, 2002.  Excluding one-time items discussed below, net loss available to common stockholders for the six months ended June 30, 2002 was $11.8 million or $0.22 per common share.

Several one-time items affected earnings for the six months ended June 30, 2002.  During the quarter ended June 30, 2002, and in connection with the adoption of Financial Accounting Standards Board Statement No. 142 (“SFAS 142”) concerning new accounting rules related to business combinations, the Company completed the transitional goodwill impairment test.   As a result of the performance of the impairment test, the Company concluded that goodwill was impaired and recorded a non-cash goodwill impairment loss of $43.4 million, as a cumulative effect of an accounting change retroactive to January 1, 2002.   During the quarter ended June 30, 2002, the Company recognized a gain of $8.3 million on the sale of assets of Elrick & Lavidge, the Company’s marketing and research division.  During the second quarter of 2002, the Company also recorded $0.9 million in restructuring charges related to the closing of one of its U.S. call centers, and recorded a provision for income taxes of $9.8 million as the Company increased the valuation allowance for its deferred tax asset.   The net impact of these one- time items on net loss available to common shareholders for the six months ended September 30, 2002, was  $45.8 million, or $0.88 per common share.

Revenue Mix.  Together, inbound customer relationship management (“CRM”) and non-voice and other revenues represented 75.0% of the Company’s revenues in the second quarter of 2003 versus 80.4% in the second quarter of 2002.  Outbound CRM revenues accounted for 25.0% of total revenues for the three months ended June 30, 2003 as compared to 19.6% in the comparable prior year period.  For the three months and six months ended June 30, 2002 and 2003, the mix of revenues was as follows:

	Three months ended June 30,				Six months ended June 30,
	2002	%	2003	%	2002	%	2003	%
	(Dollars in thousands)				(Dollars in thousands)
Inbound CRM	$20,287	61.3%	$23,490	64.2%	$44,480	60.5%	$51,003	66.2%
Outbound CRM	$6,459	19.6%	$9,155	25.0%	$14,768	20.1%	17,603	22.9%
Non-Voice & Other	$6,325	19.1%	$3,957	10.8%	$14,268	19.4%	8,399	10.9%
Total revenues	$33,071	100.0%	$36,602	100.0%	$73,516	100.0%	$77,005	100.0%

Cost of Services.  For the quarter ended June 30, 2003, cost of services increased by approximately $2.8 million, or 12.3%, to $25.6 million versus the quarter ended June 30, 2002.  Cost of services as a percentage of revenues for the quarter ended June 30, 2003 increased to 69.9%, from 68.9% during the comparable prior year period.  For the six months ended June 30, 2003 cost of services increased $5.2 million to $54.3 million compared to the first six months of 2002.  As a percentage of sales, cost of services rose over the same period, from 66.9% to 70.6%.  Cost of services rose over the three and six months ended June 30, 2003, due to data and sales lead costs for an enhanced pay for performance project that began in January 2003.

Selling, General and Administrative.  Selling, general and administrative expenses, which include certain payroll costs, employee benefits, rent expense and maintenance charges, among other expenses, were reduced 23.3% to $9.6 million in the quarter ended June 30, 2003 versus $12.5 million the prior year second quarter.  For the quarter ended June 30, 2003, selling, general and administrative expenses as a percentage of revenue were 26.2% as compared to 37.8% for the prior year period.  For the six months ended June 30, 2003, selling, general and administrative expenses were $20.1 million or 26.1% of revenues versus $24.3 million or 33.1% of revenues for the six months ended June 30, 2002.  The reduction in selling, general and administrative expenses over the three and six months ended June 30, 2003 is primarily attributable to reduced labor and associated benefit costs, and other overhead costs achieved as part of our cost reduction efforts.

Depreciation and Amortization.  Depreciation and amortization expenses decreased $0.2 million, or 5.2% in the quarter ended June 30, 2003 as compared to the quarter ended June 30, 2002. As a percentage of revenue, depreciation and amortization expenses were 8.1% in the quarter ended June 30, 2003 versus 9.5% in the quarter ended June 30, 2002.  For the six months ended June 30, 2003 and June 30, 2002, depreciation and amortization expenses were $6.1 million or 7.9% of revenues, and $6.3 million or 8.6% of revenues, respectively.

Income Tax Provision.    The Company regularly evaluates the realizability of the Company’s deferred tax asset, and determined as of June 30, 2002, that more likely than not, the deferred tax asset would not be realized in the near future.  As a result, at June 30, 2002 the Company increased its valuation allowance approximately $9.8 million (a non-cash charge) representing the amount of the deferred tax asset for which a valuation allowance had not been previously established, thereby reducing the carrying amount of the deferred tax asset to zero ($16.5 million less a valuation allowance of $16.5 million).   The Company has not provided an income tax benefit to the operating loss incurred during 2002 or during the first and second quarters of 2003, as such benefit would exceed the projected realizable deferred tax asset.

Discontinued Operations.  As reported previously, on April 12, 2002, the Company completed the sale of assets of Elrick & Lavidge, its marketing research division, to Taylor Nelson Sofres Operations, Inc., a wholly-owned subsidiary of United Kingdom based Taylor Nelson Sofres plc.    The Company recognized a gain on disposal of the segment of  $8.3 million, which was reported in its second quarter 2002 results.  Elrick & Lavidge’s revenues, reported in discontinued operations, for the six months ended June 30, 2002 were $6.2 million.

Change in Accounting Principle.  In connection with the adoption of SFAS 142, the Company completed the transitional goodwill impairment test during the quarter ended September 30, 2002.  A third party engaged by the Company performed the valuation.  As a result of the performance of the impairment test, the Company concluded that goodwill was impaired, and accordingly, recognized a goodwill impairment loss of $43.4 million.  The non-cash impairment charge was reported as a cumulative effect of an accounting change retroactive to January 1, 2002, in accordance with the provisions of SFAS 142.  The goodwill impaired was related to prior acquisitions for which the perceived incremental value at time of acquisition did not materialize.

Cash and liquidity.  Cash and cash equivalents at June 30, 2003 were $0.04 million as compared to $1.6 million at December 31, 2002.  Working capital at December 31, 2002 was $4.8 million as compared to a deficit of $15.9 million at June 30, 2003.  The change in working capital is primarily attributable to the reclassification of our revolving line of credit and subordinated indebtedness due to affiliates from a long-term liability to a current liability.  The change in reclassification results from the fact that these liabilities are scheduled to mature in the second quarter of 2004.  Availability under the Company’s revolving line of credit was $6.9 million at June 30, 2003.  Outstanding bank borrowings under the line of credit at June 30, 2003 were $8.5 million versus $5.9 million at December 31, 2002.

The Company’s revolving line of credit agreement, which was due to mature in June 2003, was amended on April 14, 2003.  The credit facility now expires on April 16, 2004.  Subordinated debt instruments held by certain stockholders, which were due to mature in 2003, were also amended on

April 14, 2003, and now mature on April 17, 2004 or later.  Based on the trailing twelve-month covenants for the period ended March 31, 2003, the Company was in default of certain covenants under the revolving line of credit agreement. Such covenants, however, were waived under the new amended agreement and the Company is in compliance with these amended covenants at June 30, 2003.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The Company has historically reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  Because of the complex nature of the Company’s tax, equity, and debt structure, management has found this measure to be of significant internal reporting value in understanding Company financial performance.  EBITDA for the six months ended June 30, 2003 was $2.5 million as compared to EBITDA of $7.5 million in the prior year comparable period.  EBITDA for the six months ended June 30, 2002 includes the Company’s gain on the sale of its marketing research division in April 2002.  EBITDA for the three months ended June 30, 2003 and 2002 was $1.4 million and $5.3 million respectively.  Excluding certain one-time items, the Company generated EBITDA of $1.4 million for the quarter ended June 30, 2003 versus a loss of $2.1 million for the prior year comparable period.  A reconciliation of EBITDA to net income is included in the schedules that follow.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 4,300 people and utilizing over 5,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and willingness of financial markets to finance our operations; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Communications Group, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended June 30,				Six months ended June 30,
	2002	%	2003	%	2002	%	2003	%
Revenues	$33,071	100.0%	$36,602	100.0%	$73,516	100.0%	$77,005	100.0%

Operating Costs:
Cost of services	22,782	68.9%	25,594	69.9%	49,180	66.9%	54,345	70.6%
Selling, general and administrative expenses	12,488	37.8%	9,577	26.2%	24,322	33.1%	20,122	26.1%
Depreciation and amortization	3,134	9.5%	2,972	8.1%	6,330	8.6%	6,067	7.9%
Restructuring charges	900	2.7%	—	—	900	1.2%	—	—
Total operating expenses	39,304	118.9%	38,143	104.2%	80,732	109.8%	80,534	104.6%
Operating income (loss)	(6,233)	(18.9)%	(1,541)	(4.2)%	(7,216)	(9.8)%	(3,529)	(4.6)%

Interest expense, net	238	0.7%	658	1.8%	586	0.8%	932	1.2%
Non-cash interest expense	384	1.2%	439	1.2%	751	1.0%	857	1.1%
Loss from continuing operations before income taxes	(6,855)	(20.8)%	(2,638)	(7.2)%	(8,553)	(11.6)%	(5,318)	(6.9)%
Deferred tax expense	9,778	29.6%	—	—	9,778	13.3%	—	—
Net loss from continuing operations	(16,633)	(50.4)%	(2,638)	(7.2)%	(18,331)	(24.9)%	(5,318)	(6.9)%

Discontinued operations:
Income (loss) from operations of discontinued segment, net of taxes	44	0.1%	—	—	(94)	(0.1)%	—	—
Estimated gain on disposal of business segment, net of taxes	8,283	25.0%	—	—	8,283	11.3%	—	—
Income from discontinued operations	8,327	25.1%	—	—	8,189	11.2%	—	—
Loss before cumulative effect of change in accounting principle	(8,306)	(25.3)%	(2,638)	(7.2)%	(10,142)	(13.7)%	(5,318)	(6.9)%

Cumulative effect of change in accounting for goodwill impairment, net of taxes	—	—	—	—	(43,448)	(59.1)%	—	—
Net loss	$(8,306)	(25.3)%	$(2,638)	(7.2)%	$(53,590)	(72.8)%	$(5,318)	(6.9)%

Preferred stock dividends	2,077	6.3%	2,324	6.3%	4,076	5.5%	4,560	5.9%
Net loss available to common stockholders	$(10,383)	(31.6)%	$(4,962)	(13.5)%	$(57,666)	(78.3)%	$(9,878)	(12.8)%

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.36)		$(0.10)		$(0.43)		$(0.19)
Discontinued operations	0.16		—		0.16		—
Cumulative effect of change in accounting principle	—		—		(0.83)		—
Net loss applicable to common stockholders	$(0.20)		$(0.10)		$(1.10)		$(0.19)
Weighted average shares of common stock outstanding:
Basic	52,171		52,171		52,171		52,171
Diluted	52,171		52,171		52,171		52,171

Memo : EBITDA	5,267	15.9%	1,431	3.9%	7,464	10.2%	2,538	3.3%

EBITDA is defined as earnings before interest, taxes, depreciation and amortization

Aegis Communications Group, Inc.
Reconciliation of Net Loss to EBITDA
(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2002	2003	2002		2003
Net loss	$(8,306)	$(2,638)	$(53,590)		$(5,318)
Add back (subtract):
Deferred tax expense	9,778	—	9,778		—
Non-cash interest expense from continuing operations	384	439	751		857
Interest expense, net from continuing operations	238	658	586		932
Acquisition goodwill amortization	—	—	43,448	(a)	—
Depreciation from continuing operations	3,134	2,972	6,330		6,067
Depreciation from discontinued operations	39	—	161		—

EBITDA	$5,267	$1,431	$7,464		$2,538

EBITDA excluding one-time items
EBITDA	$5,267	$1,431	$7,464		$2,538
Add back (subtract) one time items:
Gain on disposal of business segment	(8,283)	—	(8,283)		—
Restructuring charges	900	—	900		—

EBITDA excluding one-time items	$(2,116)	$1,431	$81		$2,538

(a)  Cumulative effect of change in accounting for goodwill.

Aegis Communications Group, Inc.
Selected Financial Data
(Dollars in thousands)

	December 31, 2002	June 30, 2003

Assets

Cash and cash equivalents	$1,584	$40
Accounts receivable, net	20,871	24,741
Total current assets	23,834	25,794
Property and equipment, net	28,627	23,650
Total assets	52,678	49,651

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Current portions of long-term obligations	$1,333	$1,259
Accounts payable	3,375	3,611
Revolving line of credit	—	8,525
Subordinated indebtedness due to affiliates	—	14,793
Total current liabilities	19,028	41,698
Revolving line of credit	5,900	—
Long-term obligations, net of current portions	1,873	1,330
Subordinated debt	13,936	—
Total liabilities	40,737	43,028
Redeemable convertible preferred stock	57,491	60,512
Total stockholders’ deficit	45,550	53,889